Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-275560) and Form S-8 (Nos. 333-232950, 333-238732, 333-256661, 333-265239 and 333-272187) of Dynatrace, Inc. of our report dated May 26, 2022, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Troy, Michigan
May 23, 2024